Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 16, 2024 with respect to our audit of the consolidated financial statements of Ozop Energy Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Ozop Energy Solutions, Inc.’s ability to continue as a going concern) as of and for the years ended December 31, 2023 and 2022, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey
July 22, 2024